Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

October 4, 2023

Vencer Energy, LLC

11750 Katy Freeway, Suite 200

Houston, Texas 77079

Ladies and Gentlemen:

We have issued our report entitled “Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with interests attributable to Vencer Energy, LLC SEC,” dated October 2, 2023 (the “Report”), on estimates, as of December 31, 2022, of the extent and value of the proved oil, condensate, natural gas liquids, and gas reserves of certain properties of Vencer Energy, LLC (“Vencer”). As independent oil and gas consultants, we hereby consent to the inclusion of our Report and the information contained therein included in or made part of this Current Report on Form 8-K of Civitas Resources, Inc. (the “Company”). DeGolyer and MacNaughton hereby consents to the incorporation by reference in the Company’s Registration Statements on Form S-3 (File No. 333-263753) and Form S-8 (File Nos. 333-260881, 333-257295, 333-229431 and 333-217545) of all references to our firm and information from our Report, relating to the oil and gas reserves of Vencer.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716